July 26, 2012

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Trans-Lux Corporation, Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the above-captioned registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Trans-Lux Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and (i) with respect to the 11,010,000 shares of common stock issuable upon exercise of warrants, will be, when issued in accordance with the terms of such warrants, legally and validly issued, fully paid and non-assessable; and (ii) with respect to the 20,825,000 outstanding shares of common stock, legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP

61 Broadway     New York, New York   10006   212-930-9700   212-930-9725 Fax

www.srff.com